Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form N-1A of our report dated February 22, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of The Chaconia Income and Growth Fund, Inc., which are also incorporated by reference into this Post-Effective Amendment to the Registration Statement. We also consent to the references to us under the headings “Counsel, Independent Registered Public Accounting Firm and Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 27, 2006